                                     EXHIBIT 99

                               CLASSIC BANCSHARES, INC.
FOR IMMEDIATE RELEASE
---------------------

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
      (606) 325-4789
      Fax (606) 324-1307

 CLASSIC BANCSHARES, INC. REPORTS AN INCREASE IN ANNUAL EARNINGS AND LOAN AND
                                  DEPOSIT GROWTH

     Ashland, Kentucky, -- May 29, 1998 -- Classic Bancshares, Inc. (NASDAQ -
CLAS) had net income of $1,020,000 for the twelve months ended March 31, 1998 compared to net income of $623,000 for the twelve months ended March 31, 1997. Net income for the fourth quarter ended March 31, 1998 was $229,000 compared to net income of $297,000 for the quarter ended March 31, 1997. Return on average assets was .8% for the twelve months ended March 31, 1998 and .7% for the quarter ended March 31, 1998 compared to .6% and .9% for the same periods in 1997. Earnings per share were $.87 for the twelve months ended March 31, 1998 and $.20 for the quarter ended March 31, 1998 compared to $.52 and $.24 for the same periods in 1997.

     Classic Bancshares' assets decreased $621,000 from $131.6 million at March 31, 1997 to $130.9 million at March 31, 1998. The decrease in assets was due to a decrease in cash and investment securities partially offset by an increase in loans. Loans increased $8.4 million from $81.7 million at March 31, 1997 to $90.1 million at March 31, 1998. The increase in loans is primarily the result of aggressive origination efforts and strong loan demand within the Company's market areas. Deposits increased $4.1 million from $100.5 million at March 31, 1997 to $104.6 million at March 31, 1998. Non-performing assets decreased from .8% of total assets at March 31, 1997 to .4% at March 31, 1998.

     President and Chief Executive Officer, David B. Barbour, stated that, "We are pleased to announce a 63.7% increase in earnings over the prior year. Non-interest income was positively impacted by new product offerings and aggressive pricing strategies resulting in a 189% increase. We successfully completed our strategy of modifying our thrift subsidiary (Classic Bank) to compete in a commercial banking environment through the expansion of deposit and loan product lines, the construction of two new banking offices and the addition of four new automated teller machine locations. While the implementation of this strategy positions us for increased profitability in future periods, we anticipate increased costs for the short term. We are especially pleased that we were able to increase our loan portfolio by 10.3% while at the same time emphasizing strong asset quality as evidenced by a 50% decrease in non-performing assets."

     Net interest income was $4.7 million for the year ended March 31, 1998 compared to $3.5 million for the year ended March 31, 1997. Net interest income was $1.2 million for the quarter ended March 31, 1998 and March 31, 1997. The increase in net interest income for the year resulted primarily from the inclusion of the earnings of the First National Bank of Paintsville for the entire twelve month period ended March 31, 1998 compared to the inclusion of only six months of earnings for First National for the twelve months ended March 31, 1997. The acquisition of First National was completed on September 30, 1996 and was accounted for under the purchase method of accounting. The increase in net interest income was also the result of the increase in higher yielding loans through the diversification of the loan portfolio in consumer and commercial lending. The net interest margin was 3.9% for the twelve months ended March 31, 1998 and 3.8% for the three months ended March 31, 1998 compared to 3.8% and 4.1% for the same period in 1997.

     Non-interest income was $851,000 for the year ended March 31, 1998 compared to $219,000 for the year ended March 31, 1997. Non-interest income was $169,000 for the quarter ended March 31, 1998 compared to $155,000 for the quarter ended March 31, 1997. The increase for the year was due to an increase in fees and service charges on deposits as a result of aggressive pricing strategies. The increase in non-interest income was also the result of a $370,000 gain recorded from the settlement of First National's pension plan. The settlement of the pension plan is the result of merging First National's plan into Classic Bank's pension plan thereby creating one pension plan for the Company.

     Total non-interest expense for the year ended March 31, 1998 was $4.0 million and $1.0 million for the quarter ended March 31, 1998 compared to $2.8 million and $928,000 for the same periods in 1997. The increase for the twelve month period resulted primarily from the inclusion of First National's expenses for the entire twelve month period ended March 31, 1998 compared to the inclusion of only six months of expenses for the twelve months ended March 31, 1997. The increase also resulted from increased personnel costs due to a net increase in the number of employees, an increase in occupancy expense and an increase in marketing and advertising and other general and administrative expenses.

     Stockholders' equity was $20.4 million at March 31, 1998 as compared to $19.4 million at March 31, 1997. The book value per share was $17.35 at March 31, 1998 up from $16.45 per share at March 31, 1997.

     President Barbour also announced that A. Bruce Addington was appointed to the Board of Directors. A native of Sandy Hook, Kentucky, Mr. Addington is Vice President of Addington Enterprises, Inc., and co-founder and Secretary of Addington Exploration, Inc. and part owner of Belize River Fruit, serving as a member of the National Juice Products Association. Addington Enterprises, Inc. is a coal mining company headquartered in Ashland, Kentucky with operations in Eastern Kentucky and Tennessee. Addington Exploration, Inc. is an oil and gas company involved in exploration, production and sales.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville.
Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                         SELECTED FINANCIAL DATA

     The following tables set forth selected financial data of Classic Banchares, Inc. as of March 31, 1998 and March 31, 1997 and for the three and twelve months ended March 31, 1998 and 1997.

                                                    March 31       March 31,
                                                      1998           1997
                                                      ----           ----
                                                         (In Thousands)
Selected Financial Condition
Data:
----------------------------
Total Assets                                          $  130,933    $  131,554

Cash and other interest bearing deposits
     with other financial institutions                     3,625         9,127

Loans receivable, net                                     90,100        81,728

Investment securities:

     Available for sale                                   18,177        23,375

Mortgage-backed securities:

     Available for sale                                    7,831         7,885

Goodwill                                                   2,903         3,026
Deposits                                                 104,627       100,519
Securities sold under agreement to repurchase              3,522         4,956

FHLB advances                                                 --         4,750

Stockholders' equity, subject to certain restrictions     20,407        19,370




                                       Three Months Ended  Twelve Months Ended
                                            March 31,            March 31,
                                          ------------         ------------
                                        1998        1997      1998       1997
                                        ----        ----      ----       ----
                                                   (In Thousands)
Selected Operations Data:
-------------------------
Total interest income                   $2,362      $2,363  $9,507     $7,150

Total interest expense                   1,202       1,140   4,816      3,603
                                        ------      ------  ------     ------
  Net interest income                    1,160       1,223   4,691      3,547

Provision for loan losses                   30          37     158        105
                                        ------      ------  ------     ------
  Net interest income after provision
  for losses on loans                    1,130       1,186   4,533      3,442
                                        ------      ------  ------     ------
Fees and service charges                    91          63     344        119

Gain on sale of securities                   1          62      29         32

Other noninterest income                    77          30     478         68
                                        ------      ------  ------     ------
  Total noninterest income                 169         155     851        219

  Total noninterest expense                994         928   3,968      2,818
                                        ------      ------  ------     ------
Income before income taxes                 305         413   1,416        843

Income tax expense (benefit)                76         116     396        220
                                        ------      ------  ------     ------
  Net income                            $  229      $  297  $1,020     $  623
                                        ======      ======  ======     ======


                                          At or for the       At or for the
                                       Three Months Ended  Twelve Months Ended
                                           March 31,            March 31,
                                          ------------        ------------
                                        1998        1997     1998       1997
                                        ----        ----     ----       ----
Other Data:
-----------

Return on average assets (ratio of net
    income to total average assets)*        .7%        .9%      .8%        .6%

Return on average equity (ratio of net
    income to total average assets)*       4.5        6.2      5.2        3.2

Net interest margin**                      3.8        4.1      3.9        3.8

Non-performing assets to total assets      0.4        0.8      0.4        0.8

Allowance for loan losses to non-
    performing loans                     249.6      111.9    249.6      111.9

Equity to total assets at end of period   15.6       14.7     15.6       14.7

Efficiency ratio***                       74.8       67.3     71.7       66.6

Basic earnings per share                 $0.20      $0.24    $0.87      $0.52

Fully diluted earnings per share         $0.19      $0.24    $0.83      $0.52

Number of full service offices               5          3        5          3

-----------------
*     Annualized

**    Net interest income annualized divided by average-earning assets.

*** Non-interest expenses divided by the total of net interest income and non-interest income.
